FOR IMMEDIATE RELEASE
McCORMICK REPORTS STRONG FIRST QUARTER PERFORMANCE AND REAFFIRMS 2019 FINANCIAL OUTLOOK
HUNT VALLEY, Md., March 26, 2019 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the first quarter ended February 28, 2019 and reaffirmed its financial outlook for fiscal year 2019.

•	Sales rose 1% in the first quarter from the year-ago period. In constant currency, the company grew sales 4%, with strong results in both the consumer and flavor solutions segments.

•
Operating income was $197 million in the first quarter compared to $181 million in the year-ago period. Adjusted operating income was $199 million, a 4% increase from $192 million in the first quarter of 2018, and a 6% increase in constant currency.

•
Earnings per share was $1.11 in the first quarter as compared to $3.18, including the non-recurring net favorable impact of the U.S. tax legislation, in the year-ago period. Adjusted earnings per share rose 12% to $1.12 from $1.00 in the year-ago period.

•	For fiscal year 2019, McCormick reaffirmed its sales, operating income, and earnings per share outlook.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “McCormick's strong first quarter results were a great start to the year reflecting the successful execution of our strategies. We delivered against our plans for both sales growth and profit realization and are excited about our momentum. Our fundamentals are very strong and we are confident the initiatives we have underway in 2019 position us to continue on our growth trajectory.
“Both our consumer and flavor solutions segments contributed to our constant currency sales growth of 4%. Growth in both segments was entirely organic, driven by higher volume and product mix on base business and new products as we had no acquisition impact in the quarter. Consumer segment sales grew in each of our three regions driven by new products, expanded distribution as well as strong marketing programs and promotional activities. Our flavor solutions segment had excellent sales growth driven by increased base business and new product growth in the Americas and EMEA regions. In this segment, we continue to win with our customers through new products, expanded distribution and promotional activities.
"McCormick is a global leader in flavor with a broad and advantaged global portfolio which continues to grow and position us to fully meet the demand for flavor around the world. We are continuing to capitalize on the global and growing consumer interests in healthy, flavorful eating, the source and quality of ingredients, and sustainable practices. We deliver flavor across all markets and through all channels, while responding readily to changes in the fast-evolving food and beverage industry with new ideas, innovation and purpose. Our focus on profitable growth and strengthening our organization is the foundation of our future. In 2019, we expect to deliver another strong year while continuing to make targeted investments and fuel our growth to build the McCormick of the future.
“I want to recognize McCormick employees around the world for their efforts and engagement which drive our momentum and make us successful. With our vision to bring the joy of flavor to life and our relentless focus on growth, performance, and people, we are confident we are well positioned to drive future growth, continue our forward momentum and build value for our shareholders in 2019."
First Quarter 2019 Results
McCormick reported a 1% sales increase in the first quarter from the year-ago period, including a 3% unfavorable impact from currency. Consumer segment sales were flat with a 3% unfavorable impact from currency. Excluding the unfavorable currency impact, consumer sales grew in each region driven by new products, expanded distribution and strong marketing and promotional programs. Flavor solutions segment sales grew by 3%, including a 3% unfavorable impact from currency. Flavor solutions sales growth was driven by the Americas and Europe, Middle East and Africa (EMEA) regions attributable to new products and higher base business volume and product mix. In constant currency, the company grew sales 4%.

Operating income was $197 million in the first quarter compared to $181 million in the year-ago period. This increase was driven by higher sales and cost savings led by the Comprehensive Continuous Improvement (CCI) program as well as lapping prior year transaction and integration expenses from the acquisition of the Frank's and French's brands. Operating income margin increased 110 basis points versus the year-ago period. The company recognized $9 million of transaction and integration expenses in operating income related to the acquisition of the Frank's and French's brands in the first quarter of 2018. The company recorded $2 million of special charges in the first quarter of both 2019 and 2018. Excluding transaction and integration expenses as well as special charges, adjusted operating income grew 4% to $199 million compared to $192 million in the year-ago period, which in constant currency is 6%. The company expanded adjusted operating income margin 40 basis points versus the year-ago period.
Earnings per share was $1.11 in the first quarter of 2019 compared to $3.18 in the year-ago period. Special charges decreased earnings per share by $0.01 in the first quarter of 2019. The net favorable non-recurring impact of the U.S. tax legislation (U.S. Tax Act), partially offset by transaction and integration expenses as well as special charges increased earnings per share by $2.18 in the first quarter of 2018. Excluding these impacts, adjusted earnings per share was $1.12 in the first quarter of 2019 compared to $1.00 in the year-ago period. The increase in adjusted earnings per share was driven primarily by higher adjusted operating income and a lower adjusted income tax rate. This was an increase in adjusted earnings per share of 12%, which includes an unfavorable impact of foreign currency rates.
The company continues to generate strong cash flow. Year-to-date net cash provided by operating activities through the first quarter of 2019 was $104 million compared to net cash used for operating activities of $21 million through the first quarter of 2018. The increase was driven by higher operating income and working capital improvements.
Fiscal Year 2019 Financial Outlook
McCormick reaffirmed its sales, operating income, and earnings per share outlook. The company expects another year of strong performance driven by its broad and advantaged flavor portfolio, effective growth strategies and focus on profit realization.
In 2019, the company expects a two-percentage point unfavorable impact from currency rates on net sales, adjusted operating income and adjusted earnings per share.
In 2019, the company expects to grow sales compared to 2018 by 1% to 3%, which in constant currency is a 3% to 5% projected growth rate. This increase consists entirely of organic growth as the company has no incremental sales impact from acquisitions in 2019. The company expects to drive sales growth with new products, brand marketing and expanded distribution. Sales growth is also expected to include the impact of pricing taken to offset an anticipated low-single digit increase in costs. The company has plans to achieve approximately $110 million of cost savings and intends to use these savings to improve margins, fund investments to drive continued growth, and as a further offset to increased costs.
Operating income in 2019 is expected to grow 10% to 12% from $891 million of operating income in 2018. Special charges of approximately $15 million are currently projected for 2019 that relate to previously announced organization and streamlining actions. Excluding the impact of special charges as well as transaction and integration expenses in 2019 and 2018, the expected growth in adjusted operating income is 7% to 9%, which in constant currency is a 9% to 11% projected growth rate, from adjusted operating income of $930 million in 2018.
McCormick projects 2019 earnings per share to be in the range of $5.09 to $5.19 compared to $7.00 of earnings per share in 2018. Excluding an estimated $0.08 impact of special charges in 2019, the company projects 2019 adjusted earnings per share to be in the range of $5.17 to $5.27. Compared to $4.97 of adjusted earnings per share in 2018, this an expected increase of 4% to 6%, which in constant currency is a projected growth rate of 6% to 8% and includes a projected adjusted effective tax rate of approximately 22%, which is a significant increase from 2018. This increase results in an estimated 3% headwind on adjusted earnings per share growth, partially offsetting the company's strong adjusted operating income growth expectation. For fiscal year 2019, the company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and to pay down debt.
Business Segment Results
Consumer Segment

(in millions)	Three months ended
	2/28/2019	2/28/2018
Net sales	$744.9	$744.6
Operating income, excluding special charges, transaction and integration expenses	135.3	130.5
The company's consumer segment sales were flat when compared to the first quarter of 2018. In constant currency, sales grew 3% with increases in each of the three regions.

•
Consumer sales in the Americas rose 3% compared to the first quarter of 2018 and in constant currency also rose 3%. The increase was primarily driven by higher volume and product mix across several product lines including spices and seasonings, recipe mixes and frozen products.

•
Consumer sales in EMEA declined 6%. In constant currency, sales increased 1% from the year-ago period. This increase was driven by higher volume and product mix due to new products, distribution gains and promotions offset partially by pricing actions, including those related to trade promotional activities.

•	First quarter consumer sales in the Asia/Pacific region declined 2% and in constant currency grew 4%. The sales growth was led by China.
Consumer segment operating income, excluding special charges, transaction and integration expenses, increased 4% to $135 million for the first quarter of 2019 compared to $131 million in the year-ago period. In constant currency, consumer operating income increased 6%. The favorable impact of higher sales and CCI-led cost savings drove the year over year growth.
Flavor Solutions Segment

(in millions)	Three months ended
	2/28/2019	2/28/2018
Net sales	$486.6	$470.8
Operating income, excluding special charges, transaction and integration expenses	63.7	61.5
Flavor solutions segment sales increased 3% from the first quarter of 2018. In constant currency, sales grew 6% driven by the Americas and EMEA regions.

•
Flavor solutions sales in the Americas grew 6% from the year-ago period and in constant currency, sales grew 7%. This growth was led by the increased sales to quick service restaurants and continued flavors and seasonings momentum. New products, expanded distribution and customer promotional activities all contributed to the increase.

•
First quarter flavor solutions sales in EMEA were flat and in constant currency rose 9%. The growth was broad based and driven by higher volume and product mix attributable to both the base business and new products.

•	Flavor solutions sales in the Asia/Pacific region decreased 5% in the first quarter of 2019 and in constant currency was flat. The decline was driven by the timing of customer promotional activities.
Flavor solutions segment operating income, excluding special charges, transaction and integration expenses, rose 4% to $64 million for the first quarter of 2019 compared to $62 million in the year-ago period. In constant currency, flavor solutions operating income increased 7%. The favorable impact of higher sales and CCI-led cost savings drove the year over year growth.

Recast 2018 Financials
In the first quarter of 2019, McCormick adopted the following accounting standards updates (“ASUs”):

•	ASU 2014-09 Revenue from Contracts with Customers (the “Revenue Recognition” ASU); and

•	ASU 2017-07 Compensation - Retirement Benefits (Topic 715) - Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post Retirement Benefit Cost (the “Pension ASU”).

McCormick elected to adopt the Revenue Recognition ASU on a full retrospective basis. The Pension ASU is required to be adopted on a retrospective basis. As a result, McCormick has recast its previously reported historical financial statements and related disclosures to reflect these changes. The adoption of the Revenue Recognition ASU and the Pension ASU, on a retrospective basis, impacted McCormick's previously reported results for the three months ended February 28, 2018 as follows (in millions):

	Accounting Changes
	Previously Reported	Revenue Recognition (1)	Pension	Recast (1)
Net sales	$1,237.1	$(21.7)	$—	$1,215.4
Cost of goods sold	717.1	37.3	0.6	755.0
Gross profit	520.0	(59.0)	(0.6)	460.4
Selling, general and administrative expense	325.4	(59.0)	2.0	268.4
Operating income	183.7	—	(2.6)	181.1
Other income, net	1.5	—	2.6	4.1
Net income	422.6	—	—	422.6

(1)
Amounts reflected in these columns have been reclassified from the corresponding amounts included in the Form 8-K that we furnished on March 11, 2019. This reclassification is a revision of the recast of the previously reported historical information associated with our retrospective adoption of the Revenue Recognition ASU and Pension ASU in the first quarter of 2019, as follows: (i) decreased cost of goods sold by $4.2 million, with a resultant increase in gross profit by $4.2 million; and (ii) increased selling, general and administrative expense by $4.2 million. This revision has no impact to historically reported net income or basic and diluted earnings per share in the first quarter of 2018.

All references to financial results for the first quarter of 2018 are to the above recast amounts. For additional details with respect to these recasts, please see our Form 8-K dated March 11, 2019 and our Form 10-Q for the quarter ended February 28, 2019 to be filed later today.

Non-GAAP Financial Measures
The tables below include financial measures of adjusted operating income, adjusted operating income margin, adjusted income taxes, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. These financial measures also exclude in 2018 the impact of transition and integration costs associated with our acquisition of RB Foods in August 2017, as these items significantly impact comparability between years. These financial measures also exclude, for 2018, and the comparison of our results for 2019 to 2018, the net estimated impact of the effects of the one-time transition tax and re-measurement of our U.S. deferred tax assets and liabilities as a result of the U.S. Tax Act passed in December 2017 as these items may significantly impact comparability between years. Adjusted operating income, adjusted operating income margin, adjusted income taxes, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles.

In our consolidated income statement, we include separate line items captioned “Special charges” and “Transaction and integration expenses” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; President Flavor Solutions Segment and McCormick International; President Global Consumer Segment and Americas; Senior Vice President, Human Relations; and Senior Vice President, Business Transformation. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

Transaction and integration expenses consist of expenses associated with the acquisition or integration of the RB Foods business. These costs primarily consist of outside advisory, service and consulting costs; employee-related costs; and other costs related to the acquisition. We incurred these costs in 2018.

Income taxes associated with the enactment of the U.S. Tax Act in December 2017 consists of a net income tax benefit of $297.9 million recognized during the three months ended February 28, 2018, which includes the estimated impact of the tax benefit from revaluation of net U.S. deferred tax liabilities based on the new lower corporate income tax rate and the tax expense associated with the one-time transition tax on previously unremitted earnings of non-U.S. subsidiaries.

We believe that these non-GAAP financial measures are important. The exclusion of special charges, transaction and integration expenses, and the net income tax benefit associated with enactment of the U.S. Tax Act provide additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended
	2/28/2019	2/28/2018
Operating income	$196.9	$181.1
Impact of transaction and integration expenses	—	8.7
Impact of special charges	2.1	2.2
Adjusted operating income	$199.0	$192.0
% increase versus year-ago period	3.6%
Adjusted operating income margin (1)	16.2%	15.8%

Income tax expense (benefit)	$22.1	$(271.1)
Non-recurring benefit, net, of the U.S. Tax Act (2)	—	297.9
Impact of transaction and integration expenses	—	1.8
Impact of special charges	0.5	0.6
Adjusted income tax expense	$22.6	$29.2
Adjusted income tax rate (3)	13.9%	18.9%

Net income	$148.0	$422.6
Impact of transaction and integration expenses	—	6.9
Impact of special charges	1.6	1.6
Non-recurring benefit, net, of the U.S. Tax Act (2)	—	(297.9)
Adjusted net income	$149.6	$133.2
% increase versus year-ago period	12.3%

Earnings per share - diluted	$1.11	$3.18
Impact of transaction and integration expenses	—	0.05
Impact of special charges	0.01	0.01
Non-recurring benefit, net, of the U.S. Tax Act (2)	—	(2.24)
Adjusted earnings per share - diluted	$1.12	$1.00
% increase versus year-ago period	12.0%

(1)	Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(2)
The non-recurring income tax benefit, net, associated with enactment of the U.S. Tax Act of $297.9 million for the three months ended February 28, 2018 is based upon estimates and judgments that we believe to have been reasonable for the time period. That benefit is provisional and changed during the measurement period, which ended in the fourth quarter of 2018, as a result of among other things, changes in interpretations and assumptions we made, guidance issued and other actions taken as a result of the U.S. Tax Act different from that previously assumed.

(3)
Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding special charges and for the 2018 periods, transaction and integration expenses, or $162.1 million and $154.3 million for the three months ended February 28, 2019 and 2018, respectively.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended February 28, 2019
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	2.6%	(0.60)%	3.2%
EMEA	(5.50)%	(6.20)%	0.7%
Asia/Pacific	(2.20)%	(5.90)%	3.7%
Total consumer segment	—%	(2.70)%	2.7%
Flavor solutions segment
Americas	5.9%	(0.80)%	6.7%
EMEA	—%	(8.90)%	8.9%
Asia/Pacific	(5.20)%	(5.30)%	0.1%
Total flavor solutions segment	3.4%	(3.00)%	6.4%
Total net sales	1.3%	(2.80)%	4.1%
Adjusted operating income
Consumer segment	3.7%	(2.30)%	6.0%
Flavor solutions segment	3.6%	(3.10)%	6.7%
Total adjusted operating income	3.6%	(2.60)%	6.2%
To present the percentage change in projected 2019 sales, adjusted operating income and adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2019 and are compared to the 2018 results, translated into U.S. dollars using the same 2019 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2018. This calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2018 or projected shares outstanding for fiscal year 2019, as appropriate.
The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2019 and actual results for 2018:

(in millions except per share data)	Twelve Months Ended
	2019 Projection	11/30/18
Earnings per share - diluted	$5.09 to $5.19	$7.00
Impact of special charges and transaction and integration expenses	0.08	0.23
Non-recurring benefit, net, of the U.S. Tax Act	—	(2.26)
Adjusted earnings per share - diluted	$5.17 to $5.27	$4.97
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, gross margins, earnings, cost savings, acquisitions, brand marketing support, special charges, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods; the expected impact of costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our CCI program and global enablement initiative; the expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected impact of the U.S. Tax Act; the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials and freight; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, interest and inflation rates and the pending exit of the U.K. from the European Union (Brexit); the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on the company's ability to react to certain economic and industry conditions and ability to borrow or the cost of any such additional borrowing; the interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. Tax Act enacted in December 2017; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber attacks; fundamental changes in tax laws; volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $5.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.

For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

First Quarter Report		McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended
	February 28, 2019	February 28, 2018 (1)
Net sales	$1,231.5	$1,215.4
Cost of goods sold	764.6	755.0
Gross profit	466.9	460.4
Gross profit margin	37.9%	37.9%
Selling, general and administrative expense	267.9	268.4
Transaction and integration expenses	—	8.7
Special charges	2.1	2.2
Operating income	196.9	181.1
Interest expense	43.0	41.8
Other income, net	6.1	4.1
Income from consolidated operations before income taxes	160.0	143.4
Income tax expense (benefit)	22.1	(271.1)
Net income from consolidated operations	137.9	414.5
Income from unconsolidated operations	10.1	8.1
Net income	$148.0	$422.6

Earnings per share - basic	$1.12	$3.22

Earnings per share - diluted	$1.11	$3.18

Average shares outstanding - basic	132.2	131.2
Average shares outstanding - diluted	133.8	132.9

(1)    Recast to reflect McCormick’s retrospective adoption of the Revenue Recognition ASU and the Pension ASU in the first quarter of 2019 (as more fully described under the caption “Recast 2018 Financials”).

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	February 28, 2019	February 28, 2018
Assets
Cash and cash equivalents	$102.3	$179.6
Trade accounts receivable, net	435.7	502.0
Inventories	807.3	827.7
Prepaid expenses and other current assets	82.7	96.7
Total current assets	1,428.0	1,606.0
Property, plant and equipment, net	976.5	823.1
Goodwill	4,538.5	4,626.0
Intangible assets, net	2,869.2	2,907.1
Investments and other assets	415.7	400.8
Total assets	$10,227.9	$10,363.0

Liabilities
Short-term borrowings and current portion of long-term debt	$689.2	$756.3
Trade accounts payable	673.8	584.4
Other accrued liabilities	466.1	530.8
Total current liabilities	1,829.1	1,871.5
Long-term debt	4,034.0	4,378.6
Deferred taxes	704.4	662.3
Other long-term liabilities	317.7	378.2
Total liabilities	6,885.2	7,290.6
Shareholders’ equity
Common stock	1,780.5	1,692.2
Retained earnings	1,877.9	1,592.3
Accumulated other comprehensive loss	(327.4)	(224.3)
Non-controlling interests	11.7	12.2
Total shareholders’ equity	3,342.7	3,072.4
Total liabilities and shareholders’ equity	$10,227.9	$10,363.0

First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Three Months Ended
	February 28, 2019	February 28, 2018
Operating activities
Net income	$148.0	$422.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40.3	36.6
Stock based compensation	6.7	4.3
Non-cash net income tax benefit (related to enactment of the U.S. Tax Act)	—	(297.9)
Income from unconsolidated operations	(10.1)	(8.1)
Changes in operating assets and liabilities	(92.7)	(185.0)
Dividends from unconsolidated affiliates	11.4	7.0
Net cash flow provided by (used in) operating activities	103.6	(20.5)

Investing activities
Acquisition of businesses	—	(4.2)
Capital expenditures (including software)	(25.4)	(31.3)
Other investing activities	0.1	0.3
Net cash flow used in investing activities	(25.3)	(35.2)

Financing activities
Short-term borrowings, net	44.3	423.6
Long-term debt borrowings	—	6.4
Long-term debt repayments	(21.5)	(319.8)
Proceeds from exercised stock options	6.7	16.9
Taxes withheld and paid on employee stock awards	(3.1)	(2.9)
Common stock acquired by purchase	(30.5)	(16.8)
Dividends paid	(75.3)	(68.2)
Net cash flow (used in) provided by financing activities	(79.4)	39.2

Effect of exchange rate changes on cash and cash equivalents	6.8	9.3
Increase (decrease) in cash and cash equivalents	5.7	(7.2)
Cash and cash equivalents at beginning of period	96.6	186.8

Cash and cash equivalents at end of period	$102.3	$179.6

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